Exhibit 10.2

FORM OF AMENDMENT TO
SEVERANCE AND CHANGE IN CONTROL AGREEMENT
OF EXECUTIVE

This Amendment to the Severance and Change in Control Agreement is made and entered into on December 18, 2008, by and between AAR CORP., a Delaware corporation (the “Company”), and [Executive] (the “Employee”).

WHEREAS, the Company and the Employee are parties to a Severance and Change in Control Agreement dated as of [     ] (the “Agreement”) and now desire to amend the Agreement to comply with Internal Revenue Code Section 409A and the guidance and regulations thereunder, to the extent applicable.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to amend the Agreement as follows, effective as of the date hereof:

1.                                       By amending Section [6(a)(1)] to delete the reference to “promptly” and replace with “, within 30 days following such termination of employment,”.

2.                                       By amending Section [6(a)(2)] to read as follows:

The Company shall, within 30 days following such termination of employment, pay to Employee in a lump sum, a cash payment in an amount equal to three times Employee’s total compensation (base salary plus annual cash bonus) for either the fiscal year of the Company most recently ended prior to the date of termination, or the preceding fiscal year, whichever is the highest total compensation, subject to applicable withholding; provided, however, that the Employee may elect to have payment of any such amounts be made on a schedule of Employee’s own choosing, provided that such schedule shall be completed no later than three years from the date of Employee’s termination of employment.

3.                                       By amending Section [6(e)] to delete the reference to “promptly” and to add a second sentence to read as follows:

The gross-up bonus shall be paid within 30 days after Employee remits the related excise tax or other amounts to the appropriate taxing authority.

4.                                       By adding a new Section [17] to read as follows:

18.                                 Provisions Regarding Code §409A.

(a)                                  If at the time of the Employee’s termination of employment for reasons other than death he is a “Key Employee” as determined in accordance with the procedures set forth in Treas. Reg. §1.409A-1(i), any amounts payable to the Employee pursuant to this Agreement that are subject to Section

409A of the Internal Revenue Code shall not be paid or commence to be paid until six months following the Employee’s termination of employment, or if earlier, the Employee’s subsequent death.

(b)                                 Reimbursements or in-kind benefits provided under this Agreement that are subject to Section 409A of the Internal Revenue Code are subject to the following restrictions:  (1) the amount of expenses eligible for reimbursements, or in-kind benefits provided, to the Employee during a calendar year shall not affect the expenses eligible for reimbursement or the in-kind benefits provided in any other calendar year, and (2) reimbursement of an eligible expense shall be made as soon as practicable, but in no event later than the last day of the calendar year following the calendar year in which the expense was incurred.

WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

AAR CORP.

By:
Its:	Vice President and General Counsel

[EXECUTIVE]